Exhibit 99.1

FINAL TRANSCRIPT

CONFERENCE CALL TRANSCRIPT

FLE - Fourth Quarter and Fiscal Year 2006 Financial Results

Event Date/Time: Jul. 13. 2006 / 10:30AM PT

CORPORATE PARTICIPANTS	CONFERENCE CALL PARTICIPANTS
Kathy Munson	Jay McCanless
Fleetwood Enterprises, Inc. - IR	Avondale Partners - Analyst

Elden Smith	Ian Zaffino
Fleetwood Enterprises, Inc. - President and CEO	Oppenheimer & Co. - Analyst

Boyd Plowman	Greg Badishkanian
Fleetwood Enterprises, Inc. - EVP and CFO	Citigroup - Analyst

Chris Braun	David Frank
Fleetwood Enterprises, Inc. - EVP, RV Group	Wanger Asset Management - Analyst

Charley Lott	Paul Nouri
Fleetwood Enterprises, Inc. - EVP, Housing Group	Sidoti & Co. - Analyst

Lyle Larkin	Scott Swid
Fleetwood Enterprises, Inc. - VP and Treasurer	SLS Capital - Analyst

Barry Vogel
Barry Vogel & Assoc. - Analyst

Chris Cook
Zazove - Analyst

Alex Fodor
Izara Capital - Analyst

Ben Mackovjak
Rivanna Capital - Analyst

Craig Pieringer
Wells Capital - Analyst

Pamela Brown
Gabelli - Analyst

 PRESENTATION

Operator

 Good morning, ladies and gentlemen, and welcome to the Fleetwood Enterprises Inc. fourth-quarter and fiscal year conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded. I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

 Kathy Munson - Fleetwood Enterprises, Inc. - IR

Thank you, Teresa. Hello and welcome to Fleetwood Enterprises conference call for the fourth quarter of fiscal 2006. I am Kathy Munson, Fleetwood’s Director of Investor Relations.

First we hope that all of you have access via the Internet or facsimile today’s news release announcing Fleetwood’s results for its fourth quarter ended April 30, 2006. The Company’s 10-K was also filed today. This call is being broadcast live over the Internet at streetevents.com and earnings.com and is accessible from our own website, Fleetwood.com. A replay of the call will be available at each site shortly after the end this call, and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events, or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rules. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in the Company’s 10-K and other SEC filings. Actual results, events, and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move onto today’s call with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives that are available to answer your questions at the conclusion of the introductory comments are Chris Braun, Executive Vice President of the RV Group; Charley Lott, Executive Vice President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer.

I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

 Thank you, Kathy. And we thank all of you for joining us today for our fourth-quarter earnings conference call. Our fourth-quarter and fiscal year results were a vast improvement over last year. Because Fleetwood is in the midst of a turnaround, we know that it is difficult to see how much of our current financial performance is due to changes we have implemented and how much is due to outside factors. For example, we have industry headwinds working against us and we had the FEMA orders working for us. All of that is further confused by discontinued operations in last year’s asset impairment charges.

My hope is that after today’s conference call you will be able to see that we have positioned Fleetwood to deal with the current business environment. We will discuss the current environment and indicate why we believe that our operations will continue to improve over the longer term. The majority of the changes that we have implemented during the last 15 months relate to the decentralization of Fleetwood’s operations into separate business units with an eye toward aggressive cost cutting. For example, our towables business is very different from our motor home business, and yet a year ago decisions were being made at a level that encompassed all RV divisions. Similarly the housing business is regional in nature, yet decisions were being made centrally that affected the entire Housing Group.

Under our new structure, managers across the RV Group have additional responsibility and authority at levels much closer to our customers, which speeds up decision-making and allows them to respond more effectively to customers’ needs. Likewise, we have further empowered our three regional housing operations and 20 plant management teams. The areas that have been most positively impacted are product development, sales, manufacturing, and service.

We have already seen improvements in all of these areas. In some cases we are far enough along that the short-term costs of making the changes have been absorbed and the longer-term benefits are evident in our results. For instance, service and warranty costs for the Housing Group, which moved to plant-based service early in the year, have decreased significantly while customer satisfaction is on the rise. Our more focused sales teams in all of our businesses now have more comprehensive knowledge of the products that they sell and a better understanding of the competitive marketplace. Our new regionally designed homes and redesigned travel trailer, motor home and folding trailer products are receiving positive reviews from our dealers. We are particularly focused on the progress of our travel trailer division because, as most of you know, we have struggled in what was traditionally a very strong business for us, mostly with the competitiveness of our product.

In the rest of the Company, I feel the success of our products reflects a good grasp of the markets in which they compete. Nevertheless we continue to fine-tune operations and work to improve efficiencies. Generally in our motor home, folding trailer, and manufactured housing businesses, our performance was tracked with the industry. That has not been true in the travel trailers, however; where the industry has enjoyed an excellent market, we have not fully participated in the market growth. Much of our recent profitability in travel trailers stemmed from the emergency living units that we built through the end of the fourth quarter, while our wholesale shipments to dealers were continuing to decline, as was our retail market share.

In each product category and price niche in which we participate, our objective is to hit the broadest part of the market. Last year we critically analyzed our travel trailer offerings and determined that we had overlapping products, products that had lost their distinct brand personalities and products that were on the fringe of some price ranges. It was also obvious that we were missing some growing market niches altogether.

We have already introduced a number of products in our 2007 lineup, which have been designed to address these issues. We now have lower-priced versions of many of our trailers and new lighter-weight versions of others. For instance our new lightweight toy hauler, Nitrous, which we introduced in May, appears to be hitting the market at just the right place and time. We are confident that the kind of grass-roots product research and market sensitivity that gave birth to this product will continue to serve us well as we strive for better synchronization with the market and improve retail share. Even with better product, we will still have much to do to regain shelf space on our dealers’ lots and turn our market share in a positive direction.

Our travel trailer backlog remains strong. As of July 9, it was 4,944 units, compared with 2,883 units at the same time last year. We have heard from various sources however, that travel trailer demand is beginning to slow and that manufacturer inventories in the Midwest particularly are unusually high. Although we have not been affected by this as yet, we are cautiously optimistic about the demand for our own products relative to our competition, but expect that if demand is softening we may see some margin pressure due to competitive discounting. We will be introducing additional 2007 model year trailers throughout the summer.

We have the same emphasis on developing industry-leading products in the other divisions of the Company. For instance our motor home division initiated an impressive process last August that takes into account the viewpoints and perspectives of the sales, service, manufacturing, and product planning functions as well as product development. Employing this approach, we have developed a number of new motor home products that we think are quite exciting. For instance, the new entry-level Class A Terra, and Fiesta LX hit a price point that we had been missing and they bring to the market a combination of outstanding features that our competitors don’t currently offer.

Motor home industry and Fleetwood sales have been adversely affected for the past year by rising interest rates and fuel prices. While we have had excellent reception to most of our products, including several models with full wall slide floor plans, overall sales and backlogs remain at a relatively low level, reflecting dealer conservatism in a soft market. As of July 9, we had 886 motor homes in the backlog versus 1130 at the same time last year.

Folding trailers are also back on track with credit going to the product development being done by our associates in Pennsylvania who specialize in this market segment. Consumer Digest named our Highlander Niagara and Sequoia models best buys in their May/June issue. Industry shipments were up in the first calendar quarter for the first time since 1998 and at the same time our retail market share increased to more than 43%.

While the backlog on July 9 was down from the prior year from 234 versus 545, we are pleased to report that we took orders for just over 2,100 units early this week at the eastern half of our Folding Trailing National Dealer meeting. Orders in last year’s eastern meeting were 1,850 units.

Our Housing Group has put its focus on regional home design and our retailers are excited about the results, as we now provide regional or even local variations in product floor plans and decors. The manufactured housing market however remains weak in most parts of the country. We have also been uniquely affected by the factors mentioned in the press release and our 10-K regarding the sale of FRC, our retail operation, and a slowing from last year’s rapid pace by certain national manufactured housing community operators. As a result, our backlogs are down considerably versus this time last year. Current backlogs are 1,319 units versus 3,119 last year.

Our emphasis on products is critically important in the current market environment. Success in this effort will ultimately allow us to improve our volumes and capacity utilization by achieving market share gains. That in turn will help our operating margins.

At this point I am going to turn the presentation over to Boyd to discuss the Company’s financials in more detail.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 Thank you, Eden. Before I get into the results for the quarter, I would like to comment briefly on the payment of the deferred distributions on our 6% convertible trust securities. We sold 7 million common shares during our third quarter to provide the funds to catch up on the deferral but the payment was not made until the next due date in the fourth quarter. On February 15, we paid $58.8 million in accrued interest as well as the interest payment of $3 million that was due on that date. We also made the subsequent quarterly payment due on May 15 and intend to pay the distribution due on August 15. We do have the right to again defer payments on these securities for up to 20 quarters should we see a need to conserve cash.

As we mentioned in our news release, however, we are quite comfortable with our liquidity. You can see that our cash position improved between the January and April balance sheets by nearly $60 million, even after the substantial cash outlay for the deferral. A significant part of that came from the successful conversion of inventories and receivables into cash during the quarter. It is not unusual for inventories to reach a seasonal high during the third quarter, and this year our receivables were unusually high because of FEMA sales. These receivables involve a longer collection period than our more traditional business.

Now let’s talk about the quarter and the fiscal year results. Consolidated revenues for the fourth quarter were up 8% to $602.6 million due to a 13% increase in RV Group sales to $430.2 million with all three RV divisions showing higher year-over-year revenues.

Travel trailer sales were up 36% to $158.1 million, folding trailer revenues improved by 18% to $22.6 million, and motor home revenues increased 1% to $249.5 million. Travel trailer revenues included $34 million from emergency living units provided to the FEMA. The division also benefited from reduced promotional activity versus the prior year when the RV industry in general was employing discounts to reduce high inventories.

By the end of quarter we were also seeing improved travel trailer product acceptance at the dealer level. Folding trailer industry shipments have also shown improvement so far in 2006, which has been a welcome turn of events. Lastly, we were pleased that, despite a softer market, our motor home sales were up. This was due in part to a heavier mix of higher priced products as well as the effect of the reduced promotional activity.

Partially offsetting the RV Group increase was an 18% decline in Housing Group sales to $157.5 million. This reduction was mainly due to a decrease of approximately $24 million in sales to large community operators and to now-divested FRC stores. Prior year reported housing revenues also included $27.4 million of sales to Company stores that were eliminated at the corporate level.

Our consolidated operating income was $8.3 million, which was a $57.4 million improvement over the prior year’s large operating loss. We are pleased that both the RV Group and the Housing Group generated operating earnings in the fourth quarter, which compares favorably to the prior year’s fourth quarter results when all areas of the Company incurred operating losses. The Housing Group in particular performed well, considering the difficult market conditions it continues to face.

The primary reasons for the year-over-year improvement are as follows:

•                  The 8% increase in consolidated sales and the improvement in gross margins from 13.4% in the fourth quarter of the prior year to 16.5% for this year contributed $24.2 million of the increase in total operating income. Both RVs and Housing achieved higher gross margins. RV’s gross margin increase was led by travel trailers, which rose from just 2.6% last year to 13.5% this year. This improvement was mainly due to reduced discounting, higher volume, and somewhat better-than-expected materials costs on more than 2500 FEMA units where anticipated cost pressures did not fully materialize. Manufactured housing gross margins improved, primarily due to selling price increases that were implemented ahead of projected raw material cost increases. Finally, lower labor costs as a percentage of sales in all business segments positively impacted gross margin. This was a result of better efficiencies and improved pricing.

•                  Operating expenses declined by 27% or $33.2 million. A significant part of the savings was a $12.9 million reduction in G&A expenses that stems from restructuring efforts in all businesses and corporate downsizing. In addition there were significant declines in selling and warranty costs. Almost all of these reductions in our cost structure are permanent and we expect further progress during fiscal 2007.

Some of the variations affecting the entire fiscal year that are worthy of note were as follows:

•                  Gross profit margin increased to 17.4% compared to 16.6% last year. A significant focus was placed on more effectively managing production schedules and improving plant efficiencies. The additional unit volume from the production of emergency shelter units also enabled plants to operate at a higher utilization of capacity. This was particularly true in our travel trailer business, where individual plant margins had previously been negatively impacted by producing a complex mix of products at relatively low volumes.

•                  The Housing sales reorganization contributed to a reduction in selling costs.

•                  Lower overall expenditures on marketing initiatives and strategic ventures were a help.

•                  Warranty expenses for both groups declined due to a reduction in service overheads and lower incurred warranty costs combined with lower reserves. As indicated earlier, responsibility for service and warranty work was transitioned back to the manufactured housing and travel trailer plants during the year. This combined with quality improvement initiatives had a positive impact on costs.

•                  General and administrative expenses were down due to lower workers’ compensation expenses, reduced consulting costs, and headcount reductions, partially offset by higher variable compensation related to improved profitability.

Some noteworthy changes to the balance sheet during the quarter included the following:

•                  Cash and investment balances increased by $59 million despite the $62 million in interest payments I mentioned earlier, mainly due to lower receivables and inventories.

•                  Receivables at the end of the fourth quarter were $73 million lower than the previous quarter. This was primarily because third-quarter receivables included $75 million from the sale of disaster relief units for which collections are slower than for our regular dealer business.

•                  Inventories were successfully reduced during our fourth quarter by about $48 million or 21%, which put them at the lowest level since fiscal year 2003.

All in all, a lot of improvement for both the quarter and the year. We still have a long way to go, however, especially in face of today’s market conditions. Existing and prospective initiatives are geared to further improving our operating margins through an even lower cost structure, continuing improvement in our warranty experience, and finally, better and more efficient capacity utilization. The latter would be achieved by higher revenues if market conditions permit or through reducing capacity if necessary.

Now Elden has some closing remarks.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Thanks, Boyd. As indicated in our release this morning, I expect that we will be below breakeven at the operating income line for the first quarter of this fiscal year. As I’ve said many times, our highest priority at Fleetwood is to achieve consistent profitability, and I remain confident that we are closer to that goal. Unfortunately we don’t have control over the industry at large and we are currently facing some stiff headwinds.

We do not anticipate industry motor home sales will materially improve for the remainder of this calendar year. In addition, the manufactured housing industry is slow at this time, compounded by the fact that we have yet to fully replace the distribution volume in some key states, some of which we lost when we sold our retail operations.

After several years of focus in the wrong directions, we never expected — nor did we indicate — that we would turn our Company around in a year. We have focused on strengthening our balance sheet, restructuring our Company to be more competitive in the RV and housing markets, producing better products, reducing costs, and improving efficiencies, quality, service, and dealer relationships. We have made significant progress and we continue down this path.

For internal confidentiality and competitive reasons, it would not be appropriate to discuss our future initiatives in any detail at this time. However, I assure you we will move ahead on all fronts, reducing our debt, improving our balance sheet, rationalizing our capacities, organizing to provide better services at lower cost, and continuously improving our products and dealer relationships. In addition we are determined to increase revenues by participating in new as well as existing markets and growing our market share in both of our industries.

In conclusion, I am optimistic about the Company’s prospects. I wish that I was permitted to put my money where my mouth is and buy some more of our stock. Our trading window, however, has not been open since mid-April and will not open again until mid-September. We have shown substantial, quantifiable progress and we are on track with respect to what I expected when we began this restructuring. We would certainly appreciate some help from the marketplace, but we will continue to position ourselves to be as profitable as possible in whatever circumstances face our operation.

That concludes our general remarks about operating results. We will now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Jay McCanless, Avondale Partners.

Jay McCanless - Avondale Partners - Analyst

I want to ask you first on the Class A side, it looks like the industry during the same period as your fourth quarter was down roughly 19% on shipments, but you were down only about 2%. I was just wondering if you could talk about how you were able to best the industry during that time and if that is continuing in the current environment?

Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

This is Chris Braun. Your numbers I agree with and what helped us during that time primarily is the fact that our dealer inventory levels going into that period of time were at reasonable levels. We had some room to grow on the dealer side and we hadn’t pushed a lot of product out to our dealers like some of our competition had and that helped us during that period of time.

Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

The other thing we had was the fact that the sales discounts were taken off of the cost of products in the previous year. There was far less discounting this year, so the actual price recorded was higher this year than last year. As far as whether or not it has continued, I would say at this point we’re tracking closer to the industry numbers.

 Jay McCanless - Avondale Partners - Analyst

Okay. I also wanted to ask you about the higher cash balances that you’re carrying. Do you have any plans? I know you threw out a bunch of options at the end of your commentary, but is there anything specific you’re thinking about doing in the near term? If not, what benefit does that give you all right now to carry that much cash?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Jay, this is Boyd. Obviously there are an awful lot of better ways to invest corporate resources than sitting on cash and we recognize that. There are, however, significant seasonal fluctuations in cash and — not only seasonal, even in per month, and in the reported numbers you see, or month-end numbers, they do fluctuate during the year, during the quarters, and even during the months. So it somewhat overstates the case but nonetheless we are, as we stated, pretty comfortable with our liquidity position. We think it does give us some flexibility. We don’t have any plans that we want to specifically talk about today but we are really for the first time in years in a position to exercise some flexibility as opportunities arise and they could be financial kinds of opportunities as well as operational or potentially even M&A activity.

 Jay McCanless - Avondale Partners - Analyst

Okay. And then I was going to ask if Charley is on, I was going to ask him about on manufactured housing, what’s the raw material situation looking like right now? What are you hearing from dealers in terms of their inventory level?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Congratulations by the way.

 Jay McCanless - Avondale Partners - Analyst

Thank you, sir.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Raw materials, obviously the petroleum-based products, vinyl siding, insulation, carpet pad is a big one here recently that we have had a pretty hefty increase on. They are continuing to go up on us. Gypsum is also — down the road looks like it is going to continue to go up, as is probably steel and copper. One other factor that is playing into it also are on the raw material transportation costs. We’re having more and more pressure to have increases there with fuel surcharges. Lumber products are fairly flat right now, so that is a positive. Your question about the dealer inventory, what was it again?

 Jay McCanless - Avondale Partners - Analyst

Just are they higher right now than they were last year and what are dealers — I’d just be interested in what dealers have been saying to you in terms of, if they are higher, what are customers’ hold up for not going ahead and buying a home right now?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Well, across the country they are not necessarily higher, although in some of the areas that were a little more robust for the last year or two, Florida and Southern California in particular, they are a little high and in fact is one of the reasons why our business in those areas is off a little bit awaiting those retailers to lower that inventory, which is actually a good thing for us. You know, as far as the general business across the country though, it seems it has slowed down a little bit for us or maybe just stated another way, it did not really pick up in the spring like it normally does for us and I have just got to relate it to a couple of things that are sort of economic I guess. The gas and fuel prices that have created a lot of uncertainty in the consumer confidence as well as the site-built market obviously is backing up a little bit and with that excess inventory that they are beginning to have now, I think there’s some deals going on there that might be taking a little of our business too.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Jay, relative to the pricing, you may recall that we implemented material costs surcharges back in September, which more than covered our increases to the first of the calendar year and then we bumped those surcharges a little bit again at the first of the year. So we haven’t seen any erosion in margins from the standpoint of material costs. I don’t know if your question related to availability or not, but with kind of a general slowdown in building, I don’t believe we have any availability problems as far as materials go.

 Jay McCanless - Avondale Partners - Analyst

Okay, great. Thanks. I’ll get back in the queue.

Operator

Ian Zaffino, Oppenheimer.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Just a couple of questions here. I know before Katrina we had kept a close watch on the headcount and we were down to about a 14% reduction right before Katrina. We obviously had to add employees from there. Where do we stand as far as the employee headcount and where are we going to take it to?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We’re below where we were when we were producing the FEMA emergency units and I would expect that if the industries continue to stay soft we’ll see additional adjustments in headcount.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Can you put just a little bit more meat on the bones? How much — can we get below the headcount level we were prior to Katrina? If so, what would that amount be?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think we are about there right now. It’s about 11,500 people total is about where we are.

 Ian Zaffino - Oppenheimer & Co. - Analyst

So did you anticipate additional savings in that area or —?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Yes, as was indicated in our comments, we are constantly, consistently looking at our headcounts on a plant by plant as well as corporate basis and we will rationalize our capacities and utilization to the marketplace. Keeping in mind that we fully expect to come out of this recession in our industry, so to speak, at some point and we want to be prepared to ramp up quickly to take advantage of that.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay. And I know the second question here is you cited the weakness in manufactured housing really being across the country. Does that include your new plant out in Perris or are they seeing something a little bit different?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

It includes everything. It is on a relative basis, though. The Southwest and the Florida area are slower than they were last year, but they are probably still stronger than other parts of the country. Perris is still operating.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Okay, and just a couple of questions for Boyd here. The first one would be just for our models, what type of tax brackets should we be using? I know you have a big NOL. If you could refresh us on the size of that NOL, that would be good. And then what your GAAP tax bracket be? Then I just have one other follow-up.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

The size of the NOL I believe is $287 million and so basically it is for the most part only state income taxes and it is a little bit difficult to predict because it depends on which states we earn income in and what ones are hovering around breakeven and may drop into the red. But I think it is probably safe — may not be safe, but it is as reasonable as any number — to plug in something on the order of 5%.

 Ian Zaffino - Oppenheimer & Co. - Analyst

That’s tax bracket?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Yes.

 Ian Zaffino - Oppenheimer & Co. - Analyst

That’s GAAP tax bracket you’re talking about?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Yes.

 Ian Zaffino - Oppenheimer & Co. - Analyst

Then the last question would be about the intentions for further deferrals of your convert. I guess you had paid cash for — you made the first payment. What was really the motivation behind that? Is that kind of a signal that to offset you are very comfortable with your liquidity position and what are your plans going forward on the convert — and paying the arrearage or the coupon?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

We basically — as I indicated, we probably will not be disclosing long-term intentions on that any more quickly than we are required to and that is basically a couple of weeks before each quarterly payment is due. As I indicated, it is our current intention to make a payment on August 15. We will continue to monitor the situation. We believe that we have adequate liquidity to do that. There is no point in deferring it and begin compounding that liability, in our mind at this time. But we will stay flexible. I don’t think we will say anything beyond that.

 Ian Zaffino - Oppenheimer & Co. - Analyst

I guess with the rates going up it might make sense for — it may be wise to defer the payment — but I guess if you’ve got the liquidity you may as well just do it. Okay. Thanks, guys.

Operator

Greg Badishkanian, Citigroup.

 Greg Badishkanian - Citigroup - Analyst

Great. Just some follow-up just so I am clear on it. For the manufactured housing, the weakness in the backlogs, when would you expect that to pick up? Because you are sort of beyond some of the headwinds and maybe some rebuilding on the Gulf Coast and maybe just sort of tell me how you think it’s going to play out over the next three, four, five quarters.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Greg, we actually thought it might pick up this past quarter when it traditionally does and obviously it has not. We feel like because of some of the initiatives that we have gone through and are continuing to go through with our product and our relationship building with our dealer group that our backlogs should look positive for our backlogs in the next four or five quarters as you suggested. But we were a little disappointed that the spring was not any better to us that it was. And I’m not sure — I don’t think we were singled out on that. I think the industry has recognized some of the same conditions that we have.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

There was an article I saw, Greg, in the last week that indicated the government and insurance companies have picked up in terms of the numbers of payments that they are making on claims. That’s one of the things that certainly we have been waiting for is for people to have the resources to start rebuilding or replacing their homes. So I think that is a positive indication. We have not seen anything concrete from that yet, but it is a move in the right direction.

 Greg Badishkanian - Citigroup - Analyst

So you haven’t really noticed a windfall from that particular — like the rebuilding process in that area for manufactured housing so over the next year that is something that could benefit your sales in that business?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

It certainly could benefit and there are many, many of builder/developers, park operators, and others talking about what they are going to do or thinking about doing in the next year and more. We are in contact with every one of those we can find. So we still believe there is significant opportunity there, but we don’t have anything that we can point to concrete.

 Greg Badishkanian - Citigroup - Analyst

Great. The other is just so I can understand it a little bit better; I think you mentioned that you experienced temporary parts shortages. Could you go through that and maybe what you think the normalized rate would have been? You also — I think you mentioned that there was some excess inventory. Can you just be a little bit more — you said in the Midwest. Could you be a little bit more clear about that in terms of where you think the levels are at and do you think that they are at reasonable levels at this point?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

That one was in my remarks so I will take the first part of it, and Chris can add something if he’d like to. The parts shortages were primarily an internal problem. We rushed product to market quicker than what we had hoped and expected our suppliers were going to be able to supply us on some key items. We continued to produce, put those units into inventory and have been as the parts come in, putting the parts on the units and shipping the units. So those units have been going out. What we were basically saying is that we think that some of those parts shortages will trickle over into the next quarter and as we put those parts on the units we will be able to ship them. So it is more of a deferral than it is — it certainly is not a loss of sales in that particular case.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

I would add that the majority of those parts if not all will be available before the end of this quarter, so it is just a matter of getting the units caught up and shipped, which could extend into next quarter.

 Greg Badishkanian - Citigroup - Analyst

And did that lead to the increase in the backlogs? Is that —?

Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

No, I don’t think so because essentially we pull them out of backlog when they have been produced. Now the other question you had was on inventories. That was a general industry observation and comments that we are getting from a number of people particularly in the Midwest, but in some cases in other parts of a country. And that is that competitors’ inventories are higher than normal this time of year. There is some amount of discounting going on and we think it is possible that there will be more.

 Greg Badishkanian - Citigroup - Analyst

In towables?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

In towables, yes.

 Greg Badishkanian - Citigroup - Analyst

When you say competitors, so the manufacturers that are competing — the assemblers, right?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Yes. I think that the dealer inventories are quite comfortable and there is no — in no segment that we have do I have any indication or do we have any indication that our dealers are over-inventoried. They have been very conservative but I think that’s been brought about to some degree by higher flooring interest rates.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

On the RV side, our dealer inventories today are actually lower than they were at the end of the April quarter.

 Greg Badishkanian - Citigroup - Analyst

Good. Do you think that is because of market shift changes, maybe some manufacturers doing better than others, getting better placement on dealer lots? Or does everyone sort of have a higher level of inventory?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think it is more conservatism on the part of the dealers in terms of inventory overall.

 Greg Badishkanian - Citigroup - Analyst

Right, right.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

It does certainly add to our challenge though, because as I mentioned one of our objectives and one of our challenges is to, with this new and better product, get additional shelf space. If the dealers are not adding to shelf space or not moving products as quickly as they anticipated, that slows down our process a little bit.

 Greg Badishkanian - Citigroup - Analyst

Right, so it is more of the status quo until they start building up inventories and taking on and adding some shelf space.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Although we’re working and finding some success in replacing competitors’ products in some areas.

 Greg Badishkanian - Citigroup - Analyst

Great. Okay, thanks a lot.

Operator

David Frank, Wanger Asset Management.

 David Frank - Wanger Asset Management - Analyst

Just a couple of questions on kind of the manufacturing efficiency side. To make it easier for us to understand what is happening, is it possible to break out headcount between the two segments?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

It is possible. I don’t know that we have released those members in the past, and to do it just between the two segments would not really give you anything very meaningful. In the RV side for instance you’ve got motor homes, travel trailers, and folding trailers, which are significantly different. We do break it out internally on a plant-by-plant basis. We have comparative operating statements that we use to indicate where we have need for improvement and where our focus should be. I think I could say in general that we are operating above 100% efficiency in manufactured housing, above 100% efficiency in motor homes, below 100% efficiency in towables.

 David Frank - Wanger Asset Management - Analyst

Okay, so you feel versus your peers in manufactured housing and motor homes that you’re doing fine.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We can always do better, but we’re doing well there.

 David Frank - Wanger Asset Management - Analyst

Okay. It would be great at some point you could in your supplemental 8-Ks break out the headcount by the three different major segments. I’ll just watch and wait on that one. In terms of it looks like you had a big decline in warranty accruals and a somewhat similar decline in cash outlays for warranties. Is that sustainable I take it from your comments?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

It is not only sustainable, it is improvable. We feel that is going to continue to improve. It is one of the major challenges that we have had and as we indicated the remarks, the decentralization of service and getting our service component closer to our dealers and to the customer is already paying dividends and it will continue to do so.

 David Frank - Wanger Asset Management - Analyst

Okay. Is that across all the segments? Is there any segment in particular where more improvement can happen?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Probably on the RV side there is more room for improvement. The greatest improvement we’ve seen so far has been in manufactured housing, but they started earlier too. They were able to decentralize a little more quickly and get out there. We feel we have the same opportunity throughout the Company.

 David Frank - Wanger Asset Management - Analyst

Okay, finally on the foldable side, it looks like obviously you are still taking fairly sizable losses as a percentage of sales there. I guess it’s gone down a little bit. It looks to me like it is costing you at least $0.01 a quarter. What is going on in foldables? Do you need to downsize there for just lower-end demand on a permanent basis? How do you see that foldable situation playing out?

Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We have been downsizing there some but, probably more importantly, that group was whipsawed more in the last year than almost any other part of the organization we have. Because of that there have been a number of extraordinary costs over the last year or so that magnified the problem over and above just the industry, that part of the industry being down significantly. I think it’s important to point out that that part of the industry has shown increases in shipments so far this year and our market shares have continued to increase and the operating results of that operation have gotten better, significantly better. So we are continuing to push those initiatives and think we will continue to see improvement there.

 David Frank - Wanger Asset Management - Analyst

So we don’t need to see a huge increase in volume to go into the black there?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

No.

 David Frank - Wanger Asset Management - Analyst

Okay, thanks.

Operator

Paul Nouri, Sidoti & Co.

 Paul Nouri - Sidoti & Co. - Analyst

On the manufactured housing end, what percentage of your sales are from the Gulf Coast region?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

I don’t actually, Paul, have that broken out by region for the Gulf Coast, but it is not a significant percentage of our total sales. One of the areas where we lost a good bit of our distribution when we sold our FRC organization to the Clayton Companies, one of the areas we lost some of the most of our distribution was in that Gulf Coast area. But it is not a significant part of our business today and although we believe we’ve had a fair amount of luck, in fact good luck in re-establishing some distribution over there just in the last two or three months. And we see no reason why we can’t continue that trend and obviously as we would continue it then our business would continue to improve in that area as well.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think it is important to note that we have 10 facilities that basically surround — manufacturing facilities — that surround that Gulf Coast area, so we have significant capacity available to dedicate to that as that market does grow.

 Paul Nouri - Sidoti & Co. - Analyst

And are you selling the manufactured homes to the traditional selling channels of lots or are you going after builders/developers?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Probably both, to be honest about it. We’re sort of like the rest of the industry right now. We’re sitting on the fence waiting to see exactly the type of product that is going to be most utilized in that area. And we are prepared to respond to whatever that may be, whether it is MH, Mod, or whatever it might be.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Most of our sales of manufactured homes go through traditional retail outlets. The majority of the sales of modular-type units go through builder/developers.

 Paul Nouri - Sidoti & Co. - Analyst

Do you disclose what percentage of your home sales are modular?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

It is pretty insignificant as a percentage right now, although we do have four facilities that are producing mods. It is a fairly insignificant percentage to date.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Single-digit percentages. I think our expectation is that there will be at least a fairly significant portion of demand in the Gulf Coast rebuilding that will be modular and we have been in the process of taking actions that will permit us to respond to that.

 Paul Nouri - Sidoti & Co. - Analyst

And have you set any operating margin expectations for the Housing Group or —?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

Basically historical margins and a belief that we should be able to achieve margins close to that of our competitors are about what we’ve talked about and that would imply something in the neighborhood of 6 to 8%.

 Paul Nouri - Sidoti & Co. - Analyst

Okay, thanks.

Operator

[Hope Daly], SLS Capital.

 Scott Swid - SLS Capital - Analyst

Elden, this is Scott. We have looked at some of the past mergers in the manufactured housing business and we can’t find any private market multiple lower than one times revenue. And one times revenue with your unit is worth significantly more than the enterprise value of your whole company. Given that, have you given any thought to selling manufactured housing, which would give you the ability to focus on the restructuring of the RV Group?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We have. We have been asked this question often, right from, I think, the very first conference call I had. My position is still the same. I think to get true value out of whatever business we might ever choose to divest ourselves of, we would be better off to improve, to fix that business first and then see what the value is. There really is not any distraction in that, now that we have decentralized our organization, these are completely separate business units. They operate essentially on their own structure with only the finance, legal, human resources activities being centralized. So I don’t see them as a distraction. I think we have significant opportunity and (multiple speakers).

 Scott Swid - SLS Capital - Analyst

But…. Could its profitability — in a sense can its profitability make the RV business maybe less, maybe the opposite — less focus is on the RV business not because of the decentralization and the time as much as you might not feel as much pressure because of the profitability given to you by the manufactured housing business?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think that is just a shorter-term view than what we are taking. We are building these businesses for the long term. We think there’s significant opportunity in both of them. Last year the major contributor to our profitability was our manufactured housing operation.

Had we sold it, we would have been in a far more difficult situation right now as just an RV company than we are at this point. So I think that is too short-term a viewpoint. That is not the viewpoint we are taking.

 Scott Swid - SLS Capital - Analyst

All right, great.

Operator

Barry Vogel, Barry Vogel & Associates.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

First question for you, Elden, is on this folding trailer thing—at the last RV show that I attended, I noticed there was a product called I guess a hybrid where you had a tent on either end of the lightweight travel trailer. I would suspect that that product—and correct me if I’m wrong—has taken away sales from the folding trailer business. Is that a correct assumption?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think in some areas it probably has. But from our standpoint as a Company we produce that product in our travel trailer organization.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

Okay. Looking at folding trailers again, it is a very small business. Last year obviously it was depressed and only did $84 million. The largest RV company in the country does not produce folding trailers. Why do you remain in that business?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Because we like it. How’s that?

 Barry Vogel - Barry Vogel & Assoc. - Analyst

It’s not good enough.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think there’s opportunity there, Barry. I think that the largest RV company in the business has looked at that business, and if they could get into it at the top, as opposed starting from scratch, they might look at it a little differently. I think particularly the reason that business and that part of the industry is growing right now is it is very much in tune with more fuel efficient, smaller tow vehicles. In addition to that we have added to our product lines a number of models that are lighter, a little more Spartan, and aimed at the campers. There are millions of tenters out there that have families and are ready to move up. It can be profitable. It has been profitable in the past. And as I indicated, we have had some extraordinary circumstances over this last year or so that make it look very bad; but I think it has got greater potential than it has shown.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

Okay, and a couple of questions for Boyd. Boyd, what is your estimate of capital expenditures for fiscal ‘07 and depreciation and amortization?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

 CapEx in the neighborhood of $15 million; and depreciation $24 million roughly.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

Can you explain your current line of credit, or describe it?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

I will let Lyle describe it.

 Lyle Larkin - Fleetwood Enterprises, Inc. - VP and Treasurer

Our current line of credit, as is set out in detail in the 10-K, has not changed much from what it was previously. We basically have presently commitments that total right around $212 million. Our actual borrowings presently — and that includes approximately a $20 million term loan — we currently have about $19 million outstanding in the term loan and the borrowings under the revolver vary between zero to maybe $10 million maximum. Fairly minimal borrowings. We have, as is indicated 10-K, as of the end of the year I think we indicated we have approximately $98 million in unused borrowing capacity.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

Okay. Chris Braun, I have a couple of questions on operating rates. Can you tell us what your current operating rate on your motor home facilities and your towables facilities are?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

When you say operating rate, Barry, do you mean capacity utilization?

 Barry Vogel - Barry Vogel & Assoc. - Analyst

Capacity, based on your best judgment of what capacity is.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Right now we’re basically on the motor home side, basically about 60% capacity utilization; on the travel trailer side it is closer to about 80%. But keep in mind that is a difficult subject from the standpoint that is based on single-shift capacities. We can go to double shift capacities at some of our plants. We have also the option of idle facilities if we need those down the road.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

Okay. Charley, what is the operating rate for the manufactured housing business?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

For this past quarter, Barry, it was in the mid 40s.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

What is it right now, in your best guess?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

It is in that mid to low 40s.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

40, 45%?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

43% I think, to be exact.

 Barry Vogel - Barry Vogel & Assoc. - Analyst

OK. Thank you very much. Good luck.

Operator

Chris Cook with Zazove.

 Chris Cook - Zazove - Analyst

Thanks. My question has been answered.

Operator

Jay McCanless, Avondale Partners.

 Jay McCanless - Avondale Partners - Analyst

Two questions that I forgot earlier. First one I was going to ask on market share, current market share versus last year for the segments. Where do you stand right now for Class As and Cs and for travel trailers?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

This is Chris. I’ll answer for the RV side of the house here. Right now our market share in motor homes is right at 16.1%. I’m giving you a retail market share number through the first four months of this calendar year.

Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

And that is all segments, which includes segments we don’t participate in.

Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

That includes Cs and A gas and A diesels. That is at 16%. On the travel trailer side, we are right at just under 7% for travel trailers and on folding trailers, we’re right at about 44%.

 Jay McCanless - Avondale Partners - Analyst

Okay. How do those — do you have last year’s in front of you?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Yes. We’re down slightly on the Class As and we’re down a little bit on the travel trailers and we are up on the folding trailers.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

That down on the motor homes reflects our not being as well represented as we should be in the Class C portion of the market and that is a part of the market that has been hotter. We have got good market share in the mid-priced, higher priced units, but we have not been doing or hadn’t been doing the development work in lower-priced, more affordable, more fuel-efficient units. That is part of that area that I talked about in my remarks where we are focusing our product development on those markets where we have not been located.

 Jay McCanless - Avondale Partners - Analyst

Okay. Charley, do you have them for manufactured housing?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Yes, Jay, let me make sure I understand your question. Are you looking for the retail share?

 Jay McCanless - Avondale Partners - Analyst

Yes, retail share.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Retail share. We’re down also, Jay, to about 16.5% and as we indicated in some of the releases, we believe most of that comes from two areas. It is the loss of some pretty significant community business that we were enjoying last year versus this past year and then also the sale of FRC, the business that they were giving us in terms of our Fleetwood sales versus this year is — probably represents the other half of the loss.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I think it is important to point out on that community business that that business hasn’t gone to anybody else. That business actually declined as a segment and the primary reason being one of the major players in that segment has gone to a completely different business plan where they would buy all the units they needed to fill a development and then sell the units on-site or lease them. They now work off of a model home setup and only purchase units as they need them. So that was the primary reason for the decline there.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP and CFO

And we had a very dominant market share of that business so the decline hit us very, very hard. That decline by the way is a couple of hundred basis points and virtually all in those two categories. Within the FRC divestiture portion, at least half of that is accounted for by 50—roughly 50 stores—that were closed by the purchaser very shortly after the disposition. They do remain a significant customer of ours.

 Jay McCanless - Avondale Partners - Analyst

Okay, great. Thank you. And then, Elden, I was going to ask you the merger and acquisition question a different way. What is the deal flow right now or what is the deals that are being presented to you on both the manufactured housing and on the RV side? Has it picked up as business has slowed down?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We have not seen any pick up. We have continued to talk to anybody that was interested in talking as well as done some internal development and research work to determine what might be good fits for us in areas where we have holes, but I would not characterize it as being any more active than it was, say, a year ago.

 Jay McCanless - Avondale Partners - Analyst

 Okay, great. Thanks, everybody.

Operator

Alex Fodor, Izara Capital.

 Alex Fodor - Izara Capital - Analyst

Congratulations on the progress you have been making. Elden, in your closing remarks, can you repeat the comment you made regarding motor home sales for the remainder of the year? I think I missed it.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I basically indicated that I feel the industry will operate at about the same level as it has been operating relative to the previous year. I don’t see any reason to feel that the industry is going to pick up or decline any further than it has been.

 Alex Fodor - Izara Capital - Analyst

Okay, I see. I have two other questions. They are general. I just want to get a better sense of the sensitivities of your model. As you have discussed, industry conditions are weak in both RVs and manufactured homes, but it does not seem like it is your fault. It seems like you are doing everything right, anything that is in your control. It is certainly disappointing, but what are your thoughts on how this year will play out given the current environment and a 2007 consensus estimate of $0.60 right now?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

My feeling is that we have seen about all we are going to see for this year on a relative basis and it is time to start getting prepared for the fall and the winter and the prospects for next year. I think we can operate very conservatively and continue to improve our position, and we have plenty of room to do that. I have been through many of these downturns over the years and it is a time when you just hunker down and you continue to improve your act and when you come out of it, you come out of it stronger than ever. That is essentially what we’re doing and what we will be doing for the remainder of the year. Now the beauty of our Company and the decentralization is that if it picks up, we can move pretty quickly as we pretty well indicated when we had the opportunity to pick up FEMA units. We can ramp up production very quickly and should we have to cut further, we can also do that. So we are quite flexible and certainly far more flexible right now than we were a year ago. Our operational controls are such that our production rates and our yard inventories are rationalized well to what our dealers are selling of our product and what their orders are. So I feel quite good about our position under the circumstances.

 Alex Fodor - Izara Capital - Analyst

That is good to hear. What is your view on trough earnings now that you’ve made these changes to your business? I’m not sure what your adjusted earnings would be but I think in 2001 you lost over $2 a share. If the environment doesn’t get any better and we are in fact in the midst of a downturn, what would prevent the Company from sort of seeing those types of levels of earnings given that the first quarter is already — you’re already projecting a loss for it and it is the strongest quarter of the year seasonally usually?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I don’t anticipate we’re going to see anything like 2001. I think there were a lot of extraordinary circumstances for us as a Company during that period of time. I think that we are going to be under breakeven, we anticipate at this point, at the end of the first quarter. As we continue to implement some of the initiatives that we have, we will have greater opportunity in the coming quarters. The fact that they are seasonally low quarters, we recognize that and we look to rationalize our organization and our capacities to that. We will make those adjustments right now for the winter. So it is a little bit early to say exactly where we would be, but I don’t expect anything like some of the years we’ve seen in the past.

 Alex Fodor - Izara Capital - Analyst

But is there a possibility just again in general terms is there a possibility that you could lose money for the year?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

I suppose it’s always possible. That is not what we are working towards.

 Alex Fodor - Izara Capital - Analyst

Okay. And when you talk about rationalizations, are those permanent closures or just adjustments?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

They are generally — we may what we call idle a plant or consolidate plants, and in some cases we may move from a more expensive, larger plant into a smaller, less expensive to operate idle facility. So we are looking — we look at all of those things.

 Alex Fodor - Izara Capital - Analyst

Are those type of moves, are they something you could do pretty quickly?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We can do them very quickly. It can be done in a matter of weeks. A couple of examples that we had—last year, we consolidated two manufactured housing plants. They were in the same community; we had two plants. We now operate in those communities with one each. We had an idle facility in Edgerton, Ohio, that we started up in January. That facility was operating profitably by the end of this quarter. So we can do those quite fast.

 Alex Fodor - Izara Capital - Analyst

Okay, great. So I guess we will just see what happens and hope for the best.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We will be looking forward to showing you the best.

 Alex Fodor - Izara Capital - Analyst

Great. Sounds good. Thanks a lot.

Operator

Ben Mackovjak with Rivanna Capital.

Ben Mackovjak - Rivanna Capital - Analyst

A quick question. Can you provide any more color on the promotional environment of the RV industry as a whole? Are you seeing competitors offering incentives, discounts, anything like that?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Yes, this is Chris. We are. If you look at the industry both in travel trailers and in motor homes, our competition is in my opinion getting fairly aggressive from a discounting standpoint. But at Fleetwood we are pretty much sticking to our guns. We are putting some incentive on ‘06 product to help that get moved, but up to this point we have not followed the path that a lot of our competition have in getting more aggressive with the discounts.

 Ben Mackovjak - Rivanna Capital - Analyst

Okay, thank you.

Operator

Ari Sass of MD Sass.

Ari Sass — MD Sass

 I am sorry if you already stated this, but what were FEMA sales for the Housing Group in Q4?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

There were none.

Ari Sass — MD Sass

Zero, okay. A follow-up question. You guys have done a great job in reducing operating expenses while increasing revenue. Selling was down 19%, year-over-year G&A down 14%. How low do you see yourself getting those numbers? Is there a lot of room there and can you talk specifically about selling and G&A?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

We feel we can continue to improve those numbers and have initiatives in place. The first year was really focused on strengthening the balance sheet, getting the product right, getting the organization restructured, and for the most part that has been done. What we’re really enjoying now is the input from a wide variety of constituencies as to how we can further reorganize and further reduce our costs and improve our margins. So this is going to continue to improve.

Ari Sass — MD Sass

Okay, great. Final question, what percentage of your sales in housing is to FRC?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

FRC has been sold.

Ari Sass — MD Sass

Are there any units going through there or no?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

There are units going to or through the surviving entity, which is Clayton Homes, which has been a dealer of ours prior to that and acquired FRC. Charley, you might talk to the number of units or percentages going through there.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

I have — the actual number is somewhere around 120 a month, if you can extrapolate that out. That is about two-thirds what it was when it was FRC and that is primarily because as Boyd mentioned earlier, about 50 of those stores were closed. Then when it was FRC, all of those locations were exclusive Fleetwood and now that it is owned by Clayton, most of them are not exclusive Fleetwood anymore, so our inventories have then diminished on each location.

Ari Sass — MD Sass

Okay, thank you.

Operator

Neil Chudgar, Ivory Capital.

Neil Chudgar — Ivory Capital

This question is more directed towards Chris. I was hoping you could just clarify and expand on your earlier comment that you have heard from I guess various sources that travel trailer demand in specific is beginning to slow and that manufacturing inventory I guess in the Midwest is running particularly high. Maybe you could expand on the demand comment first.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Yes, and you heard that right. That is what we’re hearing and we’re starting to see that a little bit ourselves. The travel trailer side of the industry has been strong through the first four months of this calendar year. And as typically happens after you see a slowdown in the motor home side like we have, you see it on the travel trailer side and actually normally I think you’d see it a little bit sooner than we have now. But we have been hearing industry-wide that the travel trailer market is softening. We have heard of our competitors taking some down time and that their yards have grown. And that is just comments that we hear from a variety of sources, so that is why we put that out there. I think it is still early in that regard. We have been hearing this maybe for just the last three or four weeks or so. So I think it remains to be seen what really comes of it (multiple speakers).

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

In CIA terms, you might call it human intelligence. It is a matter of we have salespeople who go through Elkhart and drive by our competitors and see how many units they have in their yards. They certainly, our salespeople when talking to our dealers are told that so-and-so has now discounted units by so much and that sort of thing and that is what we’re seeing and that’s what we’re hearing. (multiple speakers) Chris also mentioned the down time. We heard that a number of our competitors were closed down for the Fourth of July week, some of them extended that week into a two-week shutdown. I might add that we did not have any similar shutdown.

Neil Chudgar — Ivory Capital

No, I think what I thought was interesting to me was in most industries you see the backup at the dealer level first and your earlier comments indicated that dealer inventories seem like they are actually pretty much in line and maybe even a little bit lean.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Our dealers are far more professional in the way they manage their inventories now than they were years ago. They don’t wait until they are over-inventoried to start making adjustments any longer. So it is not unusual for them to start backing up on things while their inventory levels are quite comfortable. And in an environment of increasing interest rates, that is even more likely to happen.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

And what you hear from dealers today versus yesterday is more of them are focusing on inventory turns. Even when motor homes recover to previous highs of ‘04 and ‘05, I think you’ll see dealers concentrating on turning their inventories more and carrying less units on their lots.

Neil Chudgar — Ivory Capital

Got it. Again it is just perplexing because I look at some of your competitors and they have reported some almost all-time high backlogs.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

(multiple speakers) Yes, it will be interesting to watch.

Neil Chudgar — Ivory Capital

Sorry?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

It will be very interesting to watch.

Neil Chudgar — Ivory Capital

I agree. Lastly, when did you introduce some of these new products on the travel trailers side? Some of the ones that you mentioned earlier?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Some we’ve — if you go back to the Louisville show back in December, we introduced our Nitrous toy hauler. That is a lightweight toy hauler, but then, since then our ultra-light Pegasus and Orbit product was just really started hitting dealers in the early June timeframe and we’ve got several other products as Elden alluded to coming out over the course of the summer. The next one will be what we call a RedLine, which is an entry-level, low-cost type of toy hauler, which will complement our GearBox product offering. So it started back in December just with the Nitrous product but really started to pick up in June and July and will continue through the rest of the summer.

Neil Chudgar — Ivory Capital

Excellent. I congratulate you guys on some of those new products. When do you think that will translate into some market share gains in that category?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

That is always tough to say and I think like we just mentioned it is going to depend on where the travel trailer market heads. But typically you’re looking sometimes at several months after product introduction because the share numbers that we talk to are retail share numbers, which means that unit has to get to the dealer’s lot. It has to retail and then it has to get picked up by Stat Surveys, so it can be three, four months down the road before you start to see the impact of that.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

The thing that — we track two things that give us early indications. One is, we’re seeing dealers increase the amount of inventory of the new products that we’re putting in over what they carried of the previous year’s product. We also track our numbers internally on a shipped basis against the numbers that the recreational vehicle industry report. So they report X number of travel trailers being sold or X number of fifth wheels and we match our numbers for that period against their numbers to see what our shipment market share is. We have seen some encouraging signs there. So that comes in advance of the retail numbers, which can lag, as Chris indicates, four months or so after you start to get units into the marketplace.

Neil Chudgar — Ivory Capital

Got it. Thank you very much for your time.

Operator

Craig Pieringer, Wells Capital.

Craig Pieringer - Wells Capital - Analyst

By your own admission you say you are realizing insignificant revenues from the modular business despite some of your competitors showing good gains there. What is your outlook for the modular business in general and presuming it is positive, how can you catch up in that area?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Go ahead Charley, and then I’m in.

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

We do believe the modular segment of the business has some good future for us. We — I think particularly probably in the Gulf Coast region is where it may hold the most potential for us and I guess the other part of your question was —?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Let me step in here. The modular business is still considerably smaller overall than what the manufactured housing business is or the conventional HUD business is, so it is quite a small market, and it is very, very fragmented. There are a few pockets of opportunity there. The other thing is it generally is sold through builder/developers, not the conventional street dealers of the manufactured housing business. We think that there is still plenty of time for us to get involved in that market and I anticipate that we will and get involved in it in a very responsible, very focused way, taking advantage of what we can learn from what others are doing right now, and that there will be room for consolidation in that market as well as growth in that market. And as Charley points out, it is entirely possible that that market will be proven in the Gulf Coast as it serves to meet the replacement home needs of that area.

 Craig Pieringer - Wells Capital - Analyst

You say you’re producing modular from four plants. Do you have that ability and technology in-house to expand it to other plants or do you have to go out and acquire someone? What is involved with rolling it out to more facilities?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

It’s really not a huge process to convert an existing facility so that they can produce a modular product as well. That is what we have done in the four facilities that we have right now that are capable and are producing some mods. To do that in some of our other facilities is not a very difficult process either.

Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

And we would not rule out the possibility of acquisition.

 Craig Pieringer - Wells Capital - Analyst

But to paraphrase what you said, Elden, it is more of a wait-and-see rather than a sense of urgency?

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

No, I would say there is more sense of urgency to it than that. We have been doing ongoing evaluations of market by market. We have looked at the players in that part of the business. We are just not ready to make any public pronouncements as to what we’re going to do.

 Craig Pieringer - Wells Capital - Analyst

Thank you.

Operator

Pamela Brown, Gabelli.

 Pamela Brown - Gabelli - Analyst

I think you just stole my thunder but I was going to ask you just one question and I will follow up with the rest of them tomorrow. But if you were looking at making an acquisition in the modular space, if you could expand on that, that would be great.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

You know, we are doing this in every segment of business that we are in as well as perhaps some segments that we are not in at this point. We are just looking and evaluating, developing lists of potential partners, acquisition candidates, that sort of thing —anticipating that we will want to grow and expand in these areas in a responsible way. But at this point we don’t have anything concrete to indicate.

 Pamela Brown - Gabelli - Analyst

Thanks.

Operator

(OPERATOR INSTRUCTIONS) There are no questions at this time.

 Elden Smith - Fleetwood Enterprises, Inc. - President and CEO

Okay, thank you very much to everyone for joining us today. We look forward to speaking to you again next quarter. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

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